Exhibit 10.36
SUMMARY SHEET
OF
2007 COMPENSATION
Director Compensation
     Our non-employee directors receive an annual retainer of $50,000 and an additional fee of $1,500 for each Board and committee meeting they attend. In addition, committee chairs receive an annual fee of $7,500. At the end of each calendar quarter, non-employee directors are paid one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the quarter.
     Each non-employee director also receives 500 deferred share units (“DSUs”) as of the date of each annual meeting of stockholders. The value of each DSU is equal to the value of a share of our common stock. The DSUs are immediately vested and subject to mandatory deferral until the director’s retirement or other termination of service from the Board. Continuing non-employee directors (including directors who are elected or re-elected) also receive restricted stock units (“RSUs”) as of the date of each annual meeting of stockholders with an initial value, based on the price of our common stock on the date of grant, equal to $40,000. The RSUs are immediately vested and subject to mandatory deferral until the later of (1) the director’s retirement or other termination of service from the Board or (2) the date that is three years after the grant date. Both the DSUs and the RSUs are settled in shares of our common stock.
     The terms and conditions of the RSU grants, as well as other equity-based awards that non-employee directors are eligible to receive, are set forth in the Stock Plan for Non-Employee Directors, filed as Exhibit 10.6 to our Current Report on Form 8-K dated August 6, 2001. The First Amendment to the Stock Plan for Non-Employee Directors is filed as Exhibit 10.3 to our Current Report on Form 8-K dated December 15, 2005. The form of RSU award agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K filed February 21, 2006.
     The terms and conditions of the DSU grants are set forth in our Restated Deferred Compensation Plan for Non-Employee Directors, filed as Exhibit 10.2 to our Current Report on Form 8-K dated December 15, 2005. Pursuant to this plan, we require that 50% of a director’s annual retainer for Board service be deferred and credited to a deferred compensation account in the form of DSUs, the value of which account is determined by the value of our common stock, until the director owns a total of 5,000 DSUs.
     We also provide non-employee directors with travel accident insurance when on Zimmer business and reimburse or pay the reasonable travel, lodging and meal expenses incurred by non-employee directors when traveling on Zimmer business.
Named Executive Officer Compensation
     Our executive officers serve at the discretion of the Board of Directors. From time to time, the Compensation and Management Development Committee of the Board of Directors reviews and determines the salaries that are paid to our executive officers. The following are the current base salaries for our Chief Executive Officer, Chief Financial Officer and three of the four most highly compensated executive officers (the “Named Executive Officers”) identified in the definitive proxy statement dated March 22, 2006. Richard Fritschi, former President, Zimmer Europe and Australasia, who was one of the Named Executive Officers listed in the 2006 proxy statement, is no longer employed by us.

Name and Position	2007 Base Salary
J. Raymond Elliott Chairman, President and Chief Executive Officer	$750,000
Sam R. Leno Executive Vice President, Finance and Corporate Services and Chief Financial Officer	$525,000
Bruno A. Melzi Chairman, Europe, Middle East and Africa	€383,000
David C. Dvorak Group President, Global Businesses and Chief Legal Officer	$415,000
Sheryl L. Conley Group President, Americas and Global Marketing and Chief Marketing Officer	$380,000
     During 2007, each of Messrs. Leno, Melzi and Dvorak and Ms. Conley is also eligible to receive an annual cash incentive award, based upon a specified percentage of his or her base salary, under our Executive Performance Incentive Plan (the “Incentive Plan”) and to receive awards under our 2006 Stock Incentive Plan, as amended (the “Stock Plan”). A copy of the Incentive Plan is filed as Exhibit 10.6 to our Annual Report on Form 10-K for the year ended December 31, 2003. A copy of the Stock Plan is filed as Exhibit 10.1 to our Current Report on Form 8-K filed December 13, 2006. For 2007, the performance goals under the Incentive Plan for these officers include goals based upon earnings per share (representing 50% of each award), revenue (representing 25% of each award) and cash flow (representing 25% of each award). The target amount under the Incentive Plan for each of these officers is 60% of base salary for Mr. Leno, 50% of base salary for Mr. Melzi, 60% of base salary for Mr. Dvorak and 60% of base salary for Ms. Conley.
     In November 2006, Mr. Elliott notified us that he intends to resign from his positions as our President and Chief Executive Officer in the first half of 2007, assuming a successor CEO has been named. We entered into an employment agreement with Mr. Elliott that will become effective on the date that he resigns from his positions as President and Chief Executive Officer (the “effective date”) and will end on November 30, 2007, unless both parties agree to extend the term. Under the employment agreement, Mr. Elliott will continue to serve as Chairman of the Board and will receive a base salary equal to his base salary in effect immediately prior to the effective date. During the term of the employment agreement, Mr. Elliott will not be entitled to receive any new grants or awards under the Incentive Plan or the Stock Plan.
     The Named Executive Officers are also eligible to participate in other employee benefit plans and arrangements as described in our proxy statements, including a defined benefit pension plan, a supplemental pension plan, a savings and investment (401(k)) plan and a supplemental savings and investment plan. Each of the Named Executive Officers has also entered into a change in control severance agreement that provides certain severance benefits following a change in control of Zimmer and termination of the executive’s employment.